Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 16, 2005 accompanying the consolidated financial statements of Energy Transfer Equity, L.P. as of August 31, 2005 and 2004 and for the years then ended, and the eleven months ended August 31, 2003, and the consolidated balance sheet of LE GP, LLC as of August 31, 2005, all contained in the Registration Statement on Form S-1 of Energy Transfer Equity, L.P. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

January 6, 2006